Accountant's Report on Internal Control


KPMG
Three Embarcadero Center
San Francisco, California 94111


Board of Directors and Shareholders
Permanent Portfolio Family of Funds, Inc.
Petaluma, CA

We have audited the financial statements of Permanent Portfolio Family of Funds, Inc. (comprising, respectively, the Permanent Portfolio, the Treasury Bill Portfolio, the Versatile Bond Portfolio and the Aggressive Growth Portfolio) for the year ended January 31, 1999, and have issued our report thereon dated March 12, 1999. In planning and performing our audit of the financial statements of Permanent Portfolio Family of Funds, Inc., we considered internal control, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR. An audit does not include examining the effectiveness of internal control and does not provide assurance on internal control.

The maintenance of adequate control designed to fulfill control objectives is the responsibility of management. Because of inherent limitations in internal control, errors or fraud may nevertheless occur and not be detected. Also, controls found to be functioning at a point in time may later be found deficient because of the performance of those responsible for applying them, and there can be no assurance that controls currently in existence will prove to be adequate in the future as changes take place in the organization.

Furthermore, our audit was not designed to, and does not, provide any assurance that a Year 2000 issue which may exist will be identified, on the adequacy of the Fund's remediation plans related to Year 2000 financial or operational issues, or on whether the Funds are or will become Year 2000-compliant on a timely basis. Year 2000 compliance is the responsibility of management.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including procedures for safeguarding securities, that we consider to be material weaknesses as defined above.

This letter is intended solely for the information and use of management of Permanent Portfolio Family of Funds, Inc. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties and should not be used for any other purposes.

                                                                        KPMG LLP

March 12, 1999


                                  Exhibit 77b